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FOR IMMEDIATE RELEASE

MOD-PAC CORP. Provides Outlook for 2005

BUFFALO, NY, September 7, 2005 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today announced that it had been notified by its largest customer that it would attempt to produce all of its North American orders from its own facility in Canada. Through July and August of the third quarter of this year, MOD-PAC had product sales of $1.2 million to VistaPrint. In addition, as a result of an agreement with VistaPrint that expired on August 31, 2005, MOD-PAC also received $1.5 million in royalty fees for the first two months of the third quarter for product that VistaPrint manufactured and shipped from its own facility. For the first half of 2005, sales to VistaPrint were $11.1 million, which included $0.5 million as a royalty payment. In August 2004, MOD-PAC received a $22.0 million cash buy-out fee from VistaPrint to end its sole supplier contract with MOD-PAC. The buy-out agreement was modified in April of 2005 to provide a royalty fee payment to MOD-PAC if VistaPrint were to manufacture and ship product from its facility prior to the end of August this year. The $22.0 million buy-out fee has been amortized at $1.8 million per quarter over the last year.

Daniel G. Keane, President and CEO of MOD-PAC CORP. stated, "VistaPrint has been an excellent customer for us over the last five years. We have received almost $60 million in revenue from VistaPrint since they first came to us for our unique servicing capabilities in 1999. We continue to be available for them for their overflow production, excepting capacity constraints within our own facilities"

As a result of VistaPrint's indication to the Company, MOD-PAC has estimated its second half revenue assuming no sales to VistaPrint from September through the end of the year. Given that assumption, revenue in the second half of 2005 will likely be in the range of $23.0 to $26.0 million, including the amortization of the buy-out fee. This compares with $24.6 million in the second half of 2004, which included $2.4 million of the buy-out fee. Total revenue for the full year is anticipated to be in the range of $55.0 million to $58.0 million compared with $47.4 million in 2004.

Mr. Keane continued, "We have discussed the risk of losing VistaPrint as a customer, and believe the buy-out agreement was a fair means of capitalizing on our relationship with them. As a result, we have had the ability to invest resources heavily into addressing our marketing and sales strategy. Over the last two years, we have been developing an internet marketing presence similar to VistaPrint's, which we fully launched in June of this year. Our channels to market for commercial print are multi-faceted, however, and also include other resellers of print. Additionally, as a result of an increasing sales presence and our unique on demand short run offerings, our custom folding cartons business is continuing to grow at a 20% rate.

Even with the decline in sales from VistaPrint, the Company anticipates that it will be above the break-even point for the second half of the year.

Mr. Keane added, "The 28,000 small printers that currently serve the $25 billion commercial print market struggle to compete in the changing environment that technology has enabled. Our economies of scale, and our unique ability to rapidly set up our full format presses, provide us the means to rapidly aggregate this market. We have employed technology to uncover profitable sales in an underserved market. Likewise, we continue to take market share in the $8 billion custom folding carton market that is primarily served by larger, less flexible manufacturers. We hope to be beyond this estimated decline in the next six to twelve months."

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume. By leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can capture a large part of a $25 billion small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of Mod-Pac which serves specific markets with demanding print requirements through its website: www.printlizard.com.

Additional information on MOD-PAC can be found at its website: www.modpac.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of the PrintLizard® division and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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